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                                                       Rule 424(b)(3)
                                                       File No. 333-58723

Pricing Supplement No. 45                              Dated: September 29, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S. $5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue


Principal Amount: $22,000,000             Issue Price: 100.00%


Original Issue Date: October 4, 1999      Stated Maturity Date: October 4, 2001


Form: [X] Book-Entry  [ ] Certificated


Depositary: Depository Trust Company


Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)


Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)


Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)


Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:


Interest Reset Period: Quarterly


Interest Payment Period: Quarterly


Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 4th day of January, April, July and October, beginning January 4, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 4th day of January, April, July and October, beginning January 4, 2000up to and including the Stated Maturity Date.
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Interest Determination Date Dates: Two London Banking Days prior to each
Interest Reset Date


Initial Interest Rate: 6.40375%


Index Maturity: 3 Month Libor


Day Count Convention: Act/360


Maximum Interest Rate: N/A          Minimum Interest Rate: N/A


Spread (+/-): +.32%                 Spread Multiplier: N/A


Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.


Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:


Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)


Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .09446%


Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 45
                       UNDER MTN-SERIES I PROGRAM: $3,414,375,000.00
                   b)  CUSIP #42333HMF6


Agent: Chase Securities Inc
     270 Park Avenue
     New York, New York 10017